Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Dynatrace, Inc.
Waltham, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 26, 2022, relating to the consolidated financial statements of Dynatrace, Inc. (the "Company") appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023.
/s/ BDO USA, LLP
Troy, Michigan
May 25, 2023